Exhibit 99.1

GSI Technology, Inc. Announces Second-Quarter Fiscal 2009 Results

SANTA CLARA, Calif.--October 30, 2008--GSI Technology, Inc. (Nasdaq: GSIT) today announced financial results for the second quarter of its fiscal year ending March 31, 2009.

For the quarter ended September 30, 2008, the company reported net revenue of $17.1 million and net income of $3.6 million, or $0.12 per diluted share, compared to net revenue of $12.7 million and net income of $1.2 million, or $0.04 per diluted share in the second quarter of fiscal 2008. This represents the company's twentieth consecutive quarter of profitability.

Net revenue declined by $250,000, or 1.4%, compared to $17.3 million in the first quarter of fiscal 2009, but net income increased by $542,000, or 17.9%, compared to $3.0 million in the prior quarter. Second quarter direct and indirect sales to Cisco, the company's largest customer, were $4.2 million, or 25% of total revenue, compared to $5.7 million, or 33% of total revenue, in the first quarter.

Sales of our SigmaQuad products represented approximately 10.2 % of total shipments in the second quarter of fiscal 2009, compared to approximately 8.2% in the first quarter and 5.5% in the fourth quarter of fiscal 2008.

Gross margin and operating margin were 45.7% and 24.0%, respectively, in the second quarter compared to 44.3% and 23.0%, respectively, in the first quarter of fiscal 2009. A year ago, gross margin and operating margin were 36.2% and 10.9%, respectively.

Selling, general and administrative expenses were $2.4 million, or 13.9% of revenue in the second quarter, compared to $2.5 million, or 14.2% of revenue, in the first quarter, and $2.1 million, or 16.7% of revenue, a year ago.

"We are pleased that despite a softening economy and the greater-than-anticipated decline in Cisco revenue, total revenue was little changed from the first quarter while net income improved, thanks in part to strong sales in Europe and Asia and the continuation of a trend toward the sale of a greater percentage of higher-density products with higher ASPs," said Lee-Lean Shu, the company’s Chairman and Chief Executive Officer. "The SigmaQuad line continues to do well, exceeding 10% of shipments for the first time and contributing measurably to the improvement in margins. Overall, second-quarter 2009 margins reflect solid demand for higher density products, notably 36-megabit and 72-megabit SRAMs. Also contributing to the improvement in margins was the military/defense sector, which was approximately 15.9% of net revenue compared to 13.0% in the prior quarter."

At September 30, 2008, inventory was $15.6 million compared to $13.7 million at the end of the prior quarter.

Total second-quarter pre-tax stock-based compensation expense was $309,000 compared to $329,000 in the first quarter and $374,000 in the comparable period a year ago.

At September 30, 2008, the company had $44.9 million in cash, cash equivalents and short-term investments, $14.8 million in long-term investments, $63.8 million in working capital, no debt, and stockholders’ equity of $84.8 million.

Outlook for Third-Quarter Fiscal 2009:

In the current economic environment, like others in its industry, the company expects to see, at the very least, a modest sequential decline in operating results in the third quarter. Although forecasting is particularly difficult this quarter, the company currently expects to report net revenue in the range of $14.6 million to $15.4 million, with gross margin in the range of 42% to 43%. Operating expenses are expected to increase approximately $1.2 million in comparison to the September 2008 quarter as we incur additional expenses related to a research and development project and to return to normal levels in the fourth quarter.

About GSI Technology:

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more- information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2008 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, October 30, 2008. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 69333445. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2008	2007	2008	2007

Net Revenue	$17,094	$17,344	$12,672	$34,438	$23,977
Cost of goods sold	9,276	9,653	8,084	18,929	14,970

Gross profit	7,818	7,691	4,588	15,509	9,007

Operating expenses:

Research & development	1,348	1,253	1,087	2,601	2,219
Selling, general and administrative	2,369	2,456	2,121	4,825	4,308
Total operating expenses	3,717	3,709	3,208	7,426	6,527

Operating income	4,101	3,982	1,380	8,083	2,480

Interest and other income, net	359	315	473	674	938

Income before income taxes	4,460	4,297	1,853	8,757	3,418
Provision for income taxes	890	1,269	604	2,159	1,115
Net income	$3,570	$3,028	$1,249	$6,598	$2,303

Earnings per share, basic	$0.13	$0.11	$0.05	$0.24	$0.08
Earnings per share, diluted	$0.12	$0.11	$0.04	$0.23	$0.08

Weighted-average shares used in computing per share amounts:

Basic	28,088	28,004	27,616	28,046	27,376
Diluted	28,844	28,798	28,673	28,822	28,785

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2008	2007	2008	2007

Cost of goods sold	$72	$73	$70	$145	$155
Research & development	96	105	122	201	250
Selling, general and administrative	141	151	182	292	356
	$309	$329	$374	$638	$761

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2008	March 31, 2008
Cash and cash equivalents	$7,794	$15,899
Short-term investments	37,076	23,666
Accounts receivable	9,985	7,476
Inventory	15,592	15,704
Other current assets	4,093	3,134
Net property and equipment	5,584	5,840
Long-term investments	14,757	15,605
Other assets	1,114	991
Total assets	$95,995	$88,315

Current liabilities	$10,768	$10,808
Long-term liabilities	436	366
Stockholders' equity	84,791	77,141
Total liabilities and stockholders' equity	$95,995	$88,315

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle, Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550